Exhibit 99.1

For Immediate Release

Coast Distribution System Reports First Quarter 2007 Results

MORGAN HILL, Calif., May 15, 2007 — The Coast Distribution System (AMEX: CRV) reported today its operating results for the first quarter ended March 31, 2007.

Coast, one of North America’s largest suppliers of aftermarket replacement parts, accessories and supplies for the recreational vehicle (RV) and marine industries, reported a net loss of $642,000, or $0.15 per diluted share, on net sales of $43.6 million for the first quarter 2007, compared with net earnings of $1.1 million, or $0.24 per diluted share, on net sales of $51.5 million for the same period of 2006. The Company attributed its loss in the first quarter of 2007 to a 15 percent reduction in year-over-year net sales, driven by a decline in retail sales in both the RV and boating industries.

“We continue to face challenges due to softness in our primary markets, as our sales decline in the first quarter was in line with industry-wide sales declines,” said Coast Chairman and CEO Thomas R. McGuire. “We are concerned by the rise in fuel prices in the last several months, which are creating higher shipping costs for Coast while also putting pressure on the RV and marine industries. We are pleased with our efforts to manage our overhead in the quarter, as we slightly reduced our SG&A expenses year-over-year.”

Coast reported gross margin of 18.7 percent in the first quarter of 2007, compared with 20.6 percent for the same period in 2006. The decrease in gross margin in the first quarter of 2007 was due to the effect of lower sales on flat warehouse costs and to higher shipping costs because of increasing fuel prices. Selling, general & administrative (SG&A) expenses decreased slightly in the first quarter of 2007 compared to the same period of 2006.

“We also made several important strategic improvements over the quarter, which we see as a foundation for growth over the longer-term,” said McGuire. “During the quarter, we placed two experienced industry executives to lead our Husky Towing and Kipor product lines respectively. Both of these product lines have substantial market opportunities in both our primary markets and beyond, and we expect their leadership will positively affect our results in the next nine months.”

About The Coast Distribution System

The Coast Distribution System, Inc. (www.coastdistribution.com) is a leading supplier of parts, accessories and supplies for recreational vehicles (RVs) and pleasure boats in the U.S. and Canada. Coast supplies its products to its 15,000 customers through 17 distribution centers throughout the U.S. and Canada. Coast is publicly traded on the American Stock Exchange under the ticker symbol CRV.

Forward-Looking Information

Statements in this news release regarding our expectations and beliefs about our future financial performance and trends in our markets are “forward-looking statements” as defined in the Private Securities Litigation Reform Act of 1995. Forward-looking statements often include the words “believe,” “expect,” “anticipate,” “intend,” “plan,” “estimate,” “project,” or words of similar meaning, or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” The forward-looking statements in this news release regarding our future financial performance are based on current information and, because our business is subject to a number of risks and uncertainties, actual operating results in the future may differ significantly from the future financial performance expected at the current time. Those risks and uncertainties include, among others: Loss of confidence among consumers regarding economic conditions, which could adversely affect their willingness to purchase and use their RVs and boats and which, in turn, would affect their purchases of the products we sell; increases in interest rates which affect the availability and affordability of financing

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for RVs and boats; increases in the costs and shortages in the supply of gasoline which increase the costs of using, and the willingness and ability of consumers to use, RVs and boats; and unusually severe or extended winter weather conditions, which can reduce the usage of RVs and boats for periods extending beyond the ordinary winter months or to regions that ordinarily encounter milder winter weather conditions; possible increases in price competition within our markets that could reduce our margins and, therefore, our earnings; our practice of obtaining a number of our products from single manufacturing sources, which could lead to shortages in the supply of products to us in the event any single source supplier were to encounter production or other problems; and possible changes in supply relationships in our markets, which could lead to increased competition or to reductions in the number of products we are able to offer our customers. Certain of these risks and uncertainties, as well as other risks, are more fully described in Item 1A, entitled “Risk Factors,” in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, as amended by Amendment No. 1 on Form 10-K/A, filed with the SEC and readers of this news release are urged to review the discussion of those risks and uncertainties that are contained in that Report.

Due to these and other possible uncertainties and risks, readers are cautioned not to place undue reliance on the forward-looking statements contained in this news release, which speak only as of today’s date, or to make predictions based solely on historical financial performance. We also disclaim any obligations to update forward-looking statements contained in this news release or in the above referenced 2005 Annual Report, whether as a result of new information, future events or otherwise.

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Contact:

Sandra Knell, CFO

408-782-6686 / sknell@coastdist.com

or

Ryan McGrath

Lambert, Edwards & Associates, Inc.

616-233-0500 / rmcgrath@lambert-edwards.com

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THE COAST DISTRIBUTION SYSTEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED INTERIM STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

Three Months Ended March 31,

	2007	2006
	(unaudited)	(unaudited)
Net sales	$43,638	$51,536
Cost of sales, including distribution costs	35,471	40,928

Gross profit	8,167	10,608
Selling, general and administrative expenses	8,343	8,351

Operating income (loss)	(176)	2,257
Other expense
Interest	539	381
Other	108	58

	647	439

Earnings (loss) before income taxes	(823)	1,818
Income tax provision (benefit)	(181)	709

Net earnings (loss)	$(642)	$1,109

Basic earnings (loss) per share	$(0.15)	$0.25
Diluted earnings (loss) per share:	$(0.15)	$0.24

THE COAST DISTRIBUTION SYSTEM, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(Dollars in Thousands)

	March 31,	December 31,
	2007	2006
	(unaudited)
ASSETS
CURRENT ASSETS
Cash	$964	$721
Accounts receivable – net of allowances of $2,090 and $1,376 as of March 31, 2007 and December 31, 2006, respectively	33,590	14,193
Inventories	48,517	46,642
Other current assets	4,086	4,233

Total current assets	87,157	65,789
PROPERTY, PLANT, AND EQUIPMENT, NET	2,547	2,461
OTHER ASSETS	1,482	1,244

	$91,186	$69,494

LIABILITIES
CURRENT LIABILITIES
Current maturities of long-term obligations	$127	$137
Accounts payable	13,661	9,231
Accrued liabilities	3,763	3,717

Total current liabilities	17,551	13,085

LONG-TERM OBLIGATIONS	42,605	24,562

STOCKHOLDERS’ EQUITY
Preferred stock, $.001 par value: 2,000,000 shares authorized: none issued or outstanding:	—	—
Common stock, $.001 par value: 10,000,000 shares authorized; 4,423,682 and 4,414,547 shares issued and outstanding at March 31, 2007 and December 31, 2006, respectively	15,770	15,702
Accumulated other comprehensive income	717	650
Retained earnings	14,543	15,495

TOTAL STOCKHOLDERS EQUITY	31,030	31,847

	$91,186	$69,494

-end-

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